EXHIBIT 99.2

[FIRST DATA LOGO]

FOR IMMEDIATE RELEASE

Investor Contact: Gary Kohn, 303-967-8276

Media Contact: Colin Wheeler, 303-967-6553

First Data Elects Peter Ellwood to Board of Directors

Bernard Schwartz Resigns from Board of Directors After 14 Years of Service

Denver, Sept 28, 2005 -- First Data Corp. (NYSE: FDC), a global leader in electronic commerce and payment services, announced today that Peter B. Ellwood has been unanimously elected to the company's Board of Directors. The company also announced that Bernard L. Schwartz, a Director since 1992, has resigned from First Data's Board of Directors, effective September 27, 2005.

Peter B. Ellwood, 62, is the former Group CEO at Lloyds TSB, a position he held from 1997 to 2003. He joined TSB Bank as Chief Executive, Retail Banking in 1989 and became Group Chief Executive in 1992. Following the merger with Lloyds Bank in 1995, Mr. Ellwood became Deputy Group CEO of Lloyds TSB. He joined TSB Group from Barclays, where he began his career in 1961. Mr. Ellwood was CEO of Barclaycard from 1985 until 1989 and the Chairman of VISA International from 1994 until 1999. He is a Director and Non-Executive Chairman of Imperial Chemical Industries PLC.

Chairman and CEO, Charlie Fote, stated, "I am very pleased to have Peter join the Board. Peter has been a well-regarded CEO for a number of years, and I respect his sound judgment and personal integrity. Peter's extensive experience and global perspective in the financial services industry will help inform and enhance First Data's strategic execution. I look forward to continuing to work closely with him and the rest of the Board to ensure that our company remains at the forefront of the rapidly evolving payments industry.

"I also want to take this opportunity to extend my deep gratitude to Bernard for all the hard work, dedication and enthusiasm he has shown for First Data over the past 14 years. He has served the company and its shareholders extremely well. I thank him and wish him and his lovely family the very best."

Bernard L. Schwartz became a Director of First Data in April 1992. He has served as Chairman and Chief Executive Officer of Loral Space & Communications Ltd., a high-technology company concentrating on satellite manufacturing and satellite-based services since 1996.

About First Data

First Data Corp. (NYSE: FDC) is a leading provider of electronic commerce and payment solutions for businesses and consumers worldwide. Serving 4.1 million merchant locations, 1,700 card issuers and millions of consumers, First Data powers the global economy by making it easy, fast and secure for people and businesses around the world to buy goods and services using virtually any form of payment. The company's portfolio of services and solutions includes credit, debit, private-label, smart and stored-value card issuing and merchant transaction processing services; money transfer services; money orders; fraud protection and authentication solutions; check guarantee and verification services through TeleCheck; as well as Internet commerce and mobile solutions. Western Union and its subsidiary, Orlandi Valuta, together make up one of the world's largest money transfer networks with approximately 238,000 Agent locations in more than 200 countries and territories. The company's STAR Network offers PIN-secured debit acceptance at 1.7 million ATM and retail locations. For more information, visit www.firstdata.com.

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